(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AllianzGI Institutional Multi-Series Trust of our report dated November 20, 2018 relating to the financial statements and financial highlights for the funds constituting the AllianzGI Institutional Multi-Series Trust listed in Appendix A (the “Funds”), which appears in the Funds’ Annual Report on Form N-CSR for the year ended September 30, 2018. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 28, 2019

Appendix A

AllianzGI Advanced Core Bond Portfolio

AllianzGI Best Styles Global Managed Volatility Portfolio

AllianzGI Global Small-Cap Opportunities Portfolio

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